Exhibit 99.1

MCBC Holdings Announces Appointment of Jaclyn Baumgarten to its Board of Directors

VONORE, Tenn. — October 26, 2018 — MCBC Holdings, Inc. (NASDAQ: MCFT), a leading innovator, designer, manufacturer and marketer of premium recreational powerboats through its three wholly-owned subsidiaries, MasterCraft Boat Company, LLC (“MasterCraft”), NauticStar, LLC (“NauticStar”), and Crest Marine, LLC (“Crest”), today announced that Jaclyn Baumgarten, co-founder and CEO of Boatsetter, was appointed to its Board of Directors, effective October 23, 2018. The appointment will increase the size of the MCBC Holdings Board of Directors to eight members, seven of which are independent.

“Jaclyn is an innovative leader who has disrupted the status quo in the marine industry, leading the charge to make boating more affordable and accessible to consumers,” said Terry McNew, President and CEO of MCBC Holdings. “Her experience and perspective as an innovator and change agent in the marine industry will make her an outstanding addition to our board.”

Background on Jaclyn Baumgarten

Mrs. Baumgarten is currently the co-founder and CEO of Boatsetter, the world’s leading boat sharing platform with boats throughout the United States, Mexico, the Bahamas, the Caribbean, South America and the Mediterranean. Prior to co-founding Boatsetter, Mrs. Baumgarten founded and was CEO of Cruzin Inc. (now merged with Boatsetter), where she led a team of marine and insurance industry leaders to create the insurance policy that paved the way for an entire boat sharing industry. Prior to this, Mrs. Baumgarten served as a Partner and COO at AH Global, a Director of Strategy at DaVita, a Development Manager at Westfield Group, a Consultant at IBM, and a Consultant at PricewaterhouseCoopers. Mrs. Baumgarten holds a Bachelor of Arts degree from Wellesley College, cum laude, and has a Master of Business Administration from the Stanford University Graduate School of Business.

About MCBC Holdings, Inc.

Headquartered in Vonore, Tenn., MCBC Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of premium recreational powerboats through its three wholly-owned subsidiaries, MasterCraft, NauticStar, and Crest. Through these three premium brands, MCBC Holdings has leading market share positions in three of the fastest growing segments of the powerboat industry — performance sport boats, outboard saltwater fishing and outboard pontoon boats. For more information about MCBC Holdings, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.NauticStarBoats.com, and www.CrestPontoonBoats.com.

IR Contacts:

George Steinbarger

VP, Business Development

(423) 884-7141

George.Steinbarger@mastercraft.com

Matt Sullivan

(612) 455-1709

Matt.Sullivan@padillaco.com